Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: JANUARY 24, 2008		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE SECOND QUARTER AND FIRST HALF ENDED DECEMBER 31, 2007,
AND DECLARES CASH DIVIDEND

Cincinnati, OH; January 24, 2008 – LSI Industries Inc. (Nasdaq:LYTS)today:

•	reported second quarter record net sales of $84,062,000, an increase of 3% over the same period of the prior fiscal year;

•	reported second quarter net income of $4,823,000, a decrease of 4%, from the same period of the prior fiscal year;

•	reported second quarter diluted earnings per share of $0.22, a decrease of 4% from the same period of the prior fiscal year;

•	reported first half net sales of $174,063,000, an increase of 3% over the same period of the prior fiscal year;

•	reported first half net income of $11,776,000, an increase of 12% over the same period of the prior fiscal year;

•	reported first half diluted earnings per share of $0.53, an increase of 10% over the same period of the prior fiscal year; and

•	declared a regular cash dividend of $0.15 per share (indicated annual rate of $0.60 per share), a 15% increase over the regular quarterly rate of the prior fiscal year.

Financial Highlights
(In thousands, except per
share data; unaudited)
	Three Months Ended December 31			Six Months Ended December 31
	2007	2006	% Change	2007	2006	% Change
Net Sales	$84,062	$81,640	3.0%	$174,063	$168,307	3.4%

Operating Income	$7,709	$8,283	(6.9)%	$18,435	$17,052	8.1%

Net Income	$4,823	$5,035	(4.2)%	$11,776	$10,530	11.8%

Earnings Per Share (diluted)	$0.22	$0.23	(4.3)%	$0.53	$0.48	10.4%

LSI Industries Inc. Fiscal 2008 Second Quarter Results
January 24, 2008

	12/31/07	6/30/07
Working Capital	$76,532	$68,397
Total Assets	$217,565	$233,612
Long-Term Debt	$--	$--
Shareholders’ Equity	$179,525	$176,061

Second Quarter Fiscal 2008 Results

Net sales in the second quarter of fiscal 2008 were $84,062,000, an increase of 3% over last year’s second quarter net sales of $81,640,000.  Fiscal 2008 second quarter net income of $4,823,000 ($0.22 per share) decreased 4% from the $5,035,000 ($0.23 per share) reported last year in the same period.  Lighting Segment net sales decreased 0.3% to $48.8 million (sales to the Commercial / Industrial market increased 15%), and Graphics Segment net sales increased 7.8% to $35.3 million.  Earnings per share represent diluted earnings per share.

First Half Fiscal 2008 Results

Net sales in the first half of fiscal 2008 were $174,063,000, an increase of 3% over last year’s first half net sales of $168,307,000.  Fiscal 2008 first half net income of $11,776,000 ($0.53 per share) increased 12% from the $10,530,000 ($0.48 per share) reported last year in the same period.  Lighting Segment net sales decreased 4.6% to $96.7 million (sales to the Commercial / Industrial market increased 9%), and Graphics Segment net sales increased 15.5% to $77.4 million.  Earnings per share represent diluted earnings per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “For the first six months ended December 31, 2007, LSI Industries achieved increases in net sales and net income of 3.4% and 11.8%, respectively.  Diluted earnings per share increased 10.4% over the same period from fiscal 2007 to fiscal 2008.  These increases were driven by very strong year over year comparisons in our graphics business.  Although sales to the commercial/industrial market segment of our lighting business increased a healthy 9% during the first half, our specialty lighting niche business and LED-based lighting performed below expectations.  More specifically, we have experienced an environment of delayed rollouts with certain of our major national retailer customers.  As shareholders know, our commitment to the digital LED billboard market is a major initiative for LSI.  While we remain confident of our eventual success in gaining market share in this growing market, we now believe meaningful sales and profits will not begin until fiscal 2009.  We introduced our first LED white light product, the Crossover®, to our petroleum service station market during the second quarter.  This is truly an advanced “green” product and is a direct replacement for our large installed base of Scottsdale® lighting fixtures.  I have also instructed our new product development team to focus on designing and developing additional solid-state white LED lighting products for our specialty and commercial/industrial lighting markets.  Since acquiring SACO Technologies we have successfully developed the necessary commercial grade light engines and software needed to support our planned product offerings.

“We are working hard to secure new business for our Graphics Segment as two out of the current three major programs have essentially been completed.  We continue to seek additional robust rollout programs that will positively influence our Graphics Segment sales volume and profitability.  However, as always, the timing is imperfect and volume is likely to fall off in the second half of fiscal 2008 before increasing again in fiscal 2009.

LSI Industries Inc. Fiscal 2008 Second Quarter Results
January 24, 2008

“In summary, the balance of fiscal 2008 will not produce as favorable operating results as the same period of the prior fiscal year.  However, we are poised to achieve significant growth in fiscal 2009 and beyond.  We have the products, the technologies, the market position, and the balance sheet to look forward with confidence.”

Balance Sheet

The balance sheet at December 31, 2007 included current assets of $109.2 million, current liabilities of $32.7 million and working capital of $76.5 million.  The current ratio was 3.34 to 1.  The Company has shareholders’ equity of $179.5 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of December 31, 2007 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Action

The Board of Directors declared a regular cash dividend of $0.15 per share payable February 12, 2008 to shareholders of record as of February 5, 2008.  This new indicated annual rate of $0.60 per share represents a 15% increase over the fiscal 2007 annual rate of $0.52 per share.  LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fifteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2008 Second Quarter Results
January 24, 2008

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology and applications with lighting and graphics. We combine integrated technology, design, and manufacturing to supply high quality lighting fixtures and graphics elements for applications in the commercial, retail and specialty niche markets.  LSI’s Lighting Segment produces high performance, energy efficient lighting products, including solid-state LED light fixtures, dedicated to outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight applications.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering and project management for custom programs for today’s retail environment.  The Company’s technology operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial/industrial lighting, petroleum/convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1800 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2008 Second Quarter Results
January 24, 2008

Condensed Income Statements

(in thousands, except per share data; unaudited)	Three Months Ended December 31		Six Months Ended December 31
	2007	2006	2007	2006
Net sales	$84,062	$81,640	$174,063	$168,307
Cost of products sold	60,603	59,446	124,853	122,991
Gross profit	23,459	22,194	49,210	45,316

Selling and administrative expenses	15,750	13,911	30,775	28,264

Operating income	7,709	8,283	18,435	17,052

Interest (income) expense, net	(80)	387	(212)	658

Income before income taxes	7,789	7,896	18,647	16,394

Income tax expense	2,966	2,861	6,871	5,864

Net income	$4,823	$5,035	$11,776	$10,530

Earnings per common share

Basic	$0.22	$0.23	$0.54	$0.49
Diluted	$0.22	$0.23	$0.53	$0.48

Weighted average common shares outstanding

Basic	21,759	21,666	21,737	21,659
Diluted	22,063	21,938	22,036	21,909

Condensed Balance Sheets

(in thousands, unaudited)	December 31, 2007	June 30 2007
Current Assets	$109,251	$123,358
Property, Plant and Equipment, net	46,793	47,558
Other Assets	61,521	62,696
	$217,565	$233,612

Current Liabilities	$32,719	$54,961
Long-Term Debt	--	--
Other Long-Term Liabilities	5,321	2,590
Shareholders’ Equity	179,525	176,061
	$217,565	$233,612